UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2023

Fortune Brands Innovations, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35166	62-1411546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FBIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 6, 2023, Fortune Brands Innovations, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, acting for themselves and as representatives of the several underwriters named therein, in connection with the offer and sale of $600 million aggregate principal amount of the Company’s 5.875% Senior Notes due 2033 (the “Notes”) in an underwritten public offering (the “Offering”). The Offering of the Notes is expected to close on June 14, 2023 (the “Closing Date”), subject to customary closing conditions.

The Underwriting Agreement contains representations, warranties and agreements of the Company, conditions to closing, indemnification and contribution rights and obligations of the parties, termination provisions and other terms and conditions in each case that are customary in agreements of this type.

The Notes will be issued pursuant to a Fifth Supplemental Indenture to be entered into on the Closing Date (the “Supplemental Indenture”), supplementing the Indenture dated as of June 15, 2015 (the “Base Indenture”) with Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities agent (the Base Indenture and the Supplemental Indenture, together, the “Indenture”).

The Notes will be offered and sold by the Company pursuant to its automatic shelf registration statement on Form S-3ASR (Registration Statement No. 333-255730), filed with the Securities and Exchange Commission on May 3, 2021, as supplemented by a prospectus supplement dated June 6, 2023 and filed with the Securities and Exchange Commission on June 8, 2023.

The Company intends to use the net proceeds from the Offering to repay its 4.000% Senior Notes due September 2023 (the “2023 Senior Notes”) and for general corporate purposes, including working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their affiliates may hold the Company’s 2023 Senior Notes. Accordingly, certain of the underwriters or their affiliates may receive payments in respect of the Company’s 2023 Senior Notes that are repaid with the proceeds of the Offering. In the event that greater than 5% of the net proceeds from the Offering are used to repay indebtedness owed to any individual underwriter or its affiliates, the Offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

The preceding description of the Underwriting Agreement is qualified by reference to the full text of the Underwriting Agreement which is attached hereto as Exhibits 1.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 6, 2023, between Fortune Brands Innovations, Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named in Schedule l thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS INNOVATIONS, INC.
(Registrant)

By:	/s/ David V. Barry
Name:	David V. Barry
Title:	Executive Vice President and Chief Financial Officer

Date: June 9, 2023